AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Schedule

December 31, 2003 and 2002

(With Report of Independent Registered Public Accounting Firm Thereon)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Trustee
American Software, Inc. 401(k) Profit Sharing Plan:

We have audited the accompanying statements of net assets available for plan benefits of American Software, Inc. 401(k) Profit Sharing Plan (the Plan) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for plan benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Atlanta, Georgia

May 7, 2004

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Statements of Net Assets Available for Plan Benefits

December 31, 2003 and 2002

	2003	2002
Assets:
Investments:
American Software, Inc. common stock	$133,703	72,716
Mutual funds (note 3)	27,710,816	22,991,463
Loans to participants	72,654	85,229

Total investments	27,917,173	23,149,408

Employee contributions receivable	—	86,926

Net assets available for plan benefits	$27,917,173	23,236,334

See accompanying notes to financial statements.

2

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Statements of Changes in Net Assets Available for Plan Benefits

Years ended December 31, 2003 and 2002

	2003	2002
Additions to (reductions of) net assets attributed to:
Employee contributions	$1,601,791	1,669,725
Employee rollover contributions	100,060	223
Interest and dividends	336,979	318,062
Net appreciation (depreciation) in fair value of investments (note 6)	5,031,378	(4,864,774)
Transfer from other plan (note 8)	504,235	—

Total additions (reductions)	7,574,443	(2,876,764)

Deductions from net assets attributed to:
Benefits paid to participants	2,892,402	3,490,735
Administrative expenses	1,202	1,227

Total deductions	2,893,604	3,491,962

Net change	4,680,839	(6,368,726)
Net assets available for plan benefits at beginning of year	23,236,334	29,605,060

Net assets available for plan benefits at end of year	$27,917,173	23,236,334

See accompanying notes to financial statements.

3

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

(1)	The Plan

The following description of the American Software, Inc. 401(k) Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan agreement, as restated and amended, for a more complete description of the Plan’s provisions. The Company intends to continue the Plan but reserves the right to amend, modify, or restate the Plan from time to time and to suspend, terminate, or discontinue contributions under the Plan. If the Plan is terminated, benefits will be distributed in accordance with provisions of the Plan.

(a)	General

The Plan is a defined contribution plan covering all full-time employees of American Software, Inc. and its subsidiaries (the Company). In December 1997, the Plan was amended by changing the service requirement from one year of service to no service requirement. In December 2002, the Plan was amended and restated to comply with changes required by the Retirement Protection Act of 1994 (GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), and the Internal Revenue Service Restructuring and Reform Act of 1998 (collectively, GUST). The amended and restated Plan was further amended in December 2002 to comply with changes required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). It is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the Plan is to provide eligible employees of the Company a qualified retirement plan which meets the requirements of Section 401(k) of the Internal Revenue Code with respect to which contributions will be excluded from the employee’s income.

(b)	Contributions

Participants may elect to contribute to the Plan eligible compensation subject to an annual limit of the lesser of 60% of eligible compensation or limitations of Section 401(k) of the Internal Revenue Code. The Plan’s December 2002 EGTRRA amendment permits employees age 50 and older to make “catch-up contributions”, which are higher elective deferral contributions that cannot be matched by the Company. The Company may make profit sharing contributions to the Plan determined at the discretion of the board of directors. No profit sharing contributions were made during the years ended December 31, 2003 and 2002. In addition, effective January 1, 2002, the Plan was amended whereby the Company may make discretionary matching contributions at the discretion of the Board of Directors. No discretionary matching contributions were made during the years ended December 31, 2003 and 2002. In no event shall the annual contributions (i.e., participant and Company contributions) made with respect to a participant under all defined contribution plans maintained by the Company, together with forfeitures allocated to that participant, exceed the lesser of $40,000 or 100% of the participant’s annual compensation. Participant contributions may be invested in one or more of the investment options available under the Plan at the participant’s direction.

4	(Continued)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

(c)	Participant Rollovers

Employees are allowed, under the provisions of the Plan, to transfer to the Plan account balances from other eligible retirement plans with the consent of the plan administrator and provided that the transfer will not jeopardize the tax-exempt status of the Plan.

(d)	Participant Accounts

Each participant’s account is credited with the participant’s contribution, if any, and an allocation of (a) the Company’s contribution, if any, and (b) Plan earnings (loss). Allocations are based on participant earnings or account balances, as defined. Forfeitures of terminated participants’ nonvested accounts are retained in the Plan and used to pay administrative expenses and then to reduce future Company contributions. At December 31, 2003 and 2002, forfeited nonvested accounts totaled $86,400 and $66,700, respectively.

(e)	Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. For employer matching contributions, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service. For employer profit sharing contributions, pursuant to the December 2002 amendment and restatement of the Plan, participants vest 25% per year after years one, two, and three and are 100% vested after four years of credited service.

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time, subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their accounts.

(f)	Payment of Benefits

Upon termination of service, retirement, or reaching age 59- 1/2, a participant may elect to receive either a lump-sum amount equal to the value of his or her account or a series of approximately equal installments for a specified period of time not exceeding the participant’s life expectancy if the account exceeds $5,000. The Plan also provides for death benefits to the participant’s beneficiary equal to the amount in the participant’s account and disability benefits to the participant equal to the amount in the participant’s account if the participant becomes totally and permanently disabled. In addition, the Plan provides for hardship withdrawals as defined in the Plan.

(g)	Participant Loans

The Plan provides for loans against a participant’s account from $1,000 to $50,000 but limited to 50% of the participant’s account balance. Participants can apply for one loan per year and are limited to one loan outstanding. Loans bear interest at a rate determined by the Plan. Loans are repayable over a one to five-year period unless for the purchase of a principal residence which is repayable over a 10-year period. Loans are repayable upon death, disability, or termination of employment.

5	(Continued)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accounts are maintained, and the accompanying financial statements are presented, on the accrual basis of accounting.

(b)	Investment Valuation and Income Recognition

Investments in American Software, Inc. common stock and mutual funds are stated at fair value as determined by the Trustee of the Plan based on nationally quoted market prices. Loans to participants are interest-bearing and stated at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Realized and unrealized investment gains and losses are included in net appreciation (depreciation) in fair value of investments in the accompanying statements of changes in net assets available for Plan benefits.

The Plan provides for investing in numerous funds, which invest in various types of investment securities and in various companies in various markets. Investment securities, generally, are exposed to several risks, such as interest rate, market, and credit risks. Due to the level of risk associate with the funds, it is reasonably possible that changes in the values of the funds will occur in the near term and such changes could materially affect the amounts reported in the financial statements and supplemental schedule.

(c)	Payment of Benefits

Benefits are recorded when paid.

(d)	Use of Estimates

Management of the Plan has made a number of estimates and assumptions relating to the reporting of assets, liabilities and changes therein, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

(e)	Fair Value of Financial Instruments

The fair market value of investments is described in note 2(b). The carrying amount of employee contributions receivable approximates fair market value because of the short maturity of these instruments.

6	(Continued)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

(3)	Investments

The following investments represent 5% or more of the Plan assets at December 31, 2003 and 2002:

	2003	2002
Mutual Funds:
Fidelity Blue Chip Growth	$5,261,393	4,276,571
Fidelity Magellan	3,807,476	3,129,123
Fidelity Fund	3,122,540	2,526,478
Fidelity Retirement Government Money Market	2,734,630	4,651,260
Fidelity Capital Appreciation	2,639,062	1,454,320
Fidelity Intermediate Bond	2,130,882	1,998,368
Fidelity OTC Portfolio	2,041,752	1,630,421

(4)	Income Tax Status

The Company adopted a prototype nonstandardized safe harbor plan which received a favorable opinion letter from the Internal Revenue Service (IRS) on December 5, 2001, which stated that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. The Plan itself has not filed for an IRS determination letter. The Plan administrator and trustee are not aware of any course of action or series of events that have occurred that would adversely affect the qualified status of the Plan.

(5)	Administrative Expenses

Substantially all legal, accounting, and administrative fees related to the Plan are paid by the Company. Administrative expenses paid by the Plan represent fees paid to the trustee for trust services.

(6)	Net Appreciation (Depreciation) in Fair Value of Investments

Investments held by the Plan had net appreciation (depreciation) in fair value during the years ended December 31, 2003 and 2002 as follows:

	2003	2002
American Software, Inc. common stock	$102,303	11,722
Mutual funds	4,929,075	(4,876,496)

	$5,031,378	(4,864,774)

(7)	Related-Party Transactions

Certain plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan and, therefore, is considered a party-in-interest. At December 31, 2003 and 2002, the Plan held investments in mutual funds sponsored by the trustee with current values of $27,613,428 and $22,832,993, respectively. The Plan also held investments in 18,670 and 26,442 shares of American Software, Inc. common stock with current values of $133,703 and $72,716 at December 31, 2003 and 2002, respectively.

7	(Continued)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2003

Identity of issue	Description of investment	Current value
Common stock:

*American Software, Inc.	18,670 shares	$133,703
Mutual funds:

*Fidelity Fund	111,202 units	3,122,540
*Fidelity Magellan	38,955 units	3,807,476
*Fidelity Intermediate Bond	199,895 units	2,130,882
*Fidelity OTC Portfolio	62,881 units	2,041,752
*Fidelity Overseas	23,706 units	745,068
*Fidelity Capital Appreciation	107,673 units	2,639,062
*Fidelity Blue Chip Growth	132,763 units	5,261,393
*Fidelity Asset Manager Portfolio	60,792 units	958,079
*Fidelity Retirement Government Money Market	2,734,630 units	2,734,630
*Fidelity Real Estate Investment Trust	41,300 units	979,217
*Fidelity Contrafund	13,597 units	671,014
*Fidelity Small Capital Stock	27,054 units	485,344
*Fidelity Europe Capital Appreciation	15,809 units	295,629
*Fidelity Latin American	2,009 units	30,573
*Fidelity Southeast Asia	27,704 units	403,921
*Fidelity Balanced	38,798 units	649,859
Morgan Stanley Emerging Market Portfolio	6,340 units	97,388
*Fidelity Japan	56,931 units	656,989

Total mutual funds		27,710,816

Loans to participants:
American Software Loan Fund	Loans with terms of 1-10 years with interest rates ranging from 9.5% to 10%	72,654

Total investments		$27,917,173

*	Represents a party-in-interest to the Plan.

See accompanying report of independent registered public accounting firm.

8	(Continued)

AMERICAN SOFTWARE, INC.

401(k) PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2003 and 2002

(8)	Plan Merger

During May 2003, the assets of the New Generation Computing 401(k) Profit Sharing Plan merged with the Plan. New Generation Computing is a wholly owned subsidiary of the Company. Plan assets at December 31, 2003 include assets of $504,235 transferred from the New Generation Computing 401(k) Profit Sharing Plan.

9